Exhibit 10.106

COMMITTED RECEIVABLES PURCHASE AGREEMENT

COMMITTED RECEIVABLES PURCHASE AGREEMENT (as it may be amended, modified or supplemented from time to time, the “Agreement”) is made as of August 1, 2005, between UTSTARCOM PERSONAL COMMUNICATIONS LLC, a Delaware limited liability company (“Seller”) and CITIBANK, N.A., a national banking association (“Buyer”).

RECITALS

Seller desires to sell certain of its Receivables from time to time, and Buyer is willing to purchase from Seller such Receivables on the terms set forth herein.  Terms not otherwise defined herein shall have the meanings set forth on Exhibit A.

Accordingly, the parties hereto agree as follows:

1.                                       Sale and Purchase.

(a)                                  Sale.  Seller from time to time during the period commencing on the date hereof and terminating on the Purchase Termination Date may submit to Buyer a request (a “Request”) that Buyer purchase from Seller the Proposed Receivables described in such  Request.  Subject to satisfaction of the conditions precedent set forth in subsection 1(b), Buyer shall purchase, and Seller shall sell, all of Seller’s right, title and interest (but none of Seller’s obligations) with respect to such Proposed Receivables as of the Purchase Date (all such Proposed Receivables, once purchased and sold hereunder, collectively the “Purchased Receivables”).  Under no circumstances shall Buyer purchase Proposed Receivables to the extent that such purchase would result in the Outstanding Purchase Price exceeding the Purchase Commitment.

(b)                                 Conditions Precedent.  Buyer shall not be obligated to purchase Eligible Receivables described in such Request unless on the Purchase Date therefor:

i.                                          Buyer has received a Request in substantially the form of Schedule I attached hereto with respect to the Proposed Receivables, together with such additional supporting documentation that Buyer may have reasonably requested;

ii.                                       Seller’s representations, warranties and covenants herein are true and accurate in all material respects on such Purchase Date, including with respect to the Proposed Receivables;

iii.                                    No Event of Repurchase exists on such Purchase Date, unless Seller has repurchased and paid the full purchase price for the affected Purchased Receivables pursuant to the terms of Section 5 or such repurchase is being effectuated on such Proposed Date by payment in cash or by setoff by Buyer against the Purchase Price for the Proposed Receivables; and

iv.                                   There shall not have been any Material Adverse Change in Seller, Parent or, solely with respect to the purchase of its related Eligible Receivables (and unless waived in writing by Buyer), any Account Debtor, since the date of the last purchase hereunder.

(c)                                  Purchase Price.  Buyer shall pay the Purchase Price for Purchased Receivables purchased on any Purchase Date, denominated in U.S. dollars, to Seller’s Account in immediately available funds on such Purchase Date.

(d)                                 Security Interest.  Effective as of the date hereof, Seller has granted (and Seller hereby does grant) (in addition to and not in substitution of the grant under Section 5(e) below) to Buyer a first priority security interest in and to any and all present and future Purchased Receivables and the proceeds thereof to secure the repayment of all amounts paid to Seller hereunder with accrued interest thereon, and this Agreement is deemed to be a security agreement.  With respect to such grant of a security interest, Buyer may at its option exercise from time to time any and all rights and remedies available to it hereunder, under the UCC or otherwise.  Seller agrees that five Business Days shall be reasonable prior notice to Seller of the date of any public or private sale or other disposition of all or any of the Receivables.

(e)                                  Commitment Fee.  Seller agrees to pay to Buyer quarterly in arrears on or before the 10th day following the end of each of Seller’s fiscal quarter a commitment fee of [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC] (the “Commitment Fee”) on the average daily difference between the Outstanding Purchase Price and the Purchase Commitment.

(f)                                    True Sale; No Recourse.  On and at all times following the Trigger Date, except as otherwise provided in Section 5, each purchase of the Purchased Receivables is made without recourse to Seller and Seller shall have no liability to Buyer for any Account Debtor’s failure to pay any Purchased Receivable when it is due and payable under the terms applicable thereto.  Buyer agrees that it shall be responsible for the non-payment of any Purchased Receivable to the extent it is the result, with respect to Receivables purchased hereunder on and following the Trigger Date, of an Insolvency Event of an Account Debtor, such assumption of credit risk (with respect to the Outstanding Purchase Price relating thereto only) being effective as of the Purchase Date for such Purchased Receivables.  Buyer and Seller have structured the transactions contemplated by this Agreement as a sale after the occurrence of the Trigger Date, and Buyer and Seller each agree to treat each such transaction as a sale for all purposes, including, without limitation, in their respective books, records, computer files, tax returns (federal, state and local), regulatory and governmental filings (and shall reflect such sale in their respective financial statements).  Seller will advise all persons inquiring about the ownership of the Receivables that all such Purchased Receivables have been sold to Buyer.  In the event that, contrary to the mutual intent of the parties, any purchase of such Purchased Receivables following the Trigger Date is not characterized as a sale, Seller shall, effective as of the Trigger Date, be deemed to have granted to Buyer the security interest granted in Section 1(d) above.

2.                                       Seller Representations and Warranties.  Seller represents and warrants to Buyer on each Purchase Date that the representations and warranties set forth on Exhibit C are true and correct.

3.                                       Seller Covenants.  Seller agrees to perform the covenants set forth on Exhibit D.

4.                                       Collection Activities.

(a)                                  Buyer appoints Seller as its servicer and agent for the administration and servicing of all Purchased Receivables sold to Buyer hereunder, and Seller hereby accepts such appointment and agrees to perform all necessary and appropriate commercial collection activities with the same care and policies as are applied to its own Receivables in arranging the timely payment of amounts due and owing by any Account Debtor all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, including, without limitation, diligently and faithfully performing all servicing and collection actions (including, if necessary, acting as party of record in foreign jurisdictions); provided, however, that such appointment shall not release Seller from any of its duties, responsibilities, liabilities and obligations resulting from or arising hereunder.  Buyer may replace Seller as its servicer pursuant to clause (f) below.  In connection with its servicing obligations, Seller will perform its obligations and exercise its rights under contracts related to the Purchased Receivables with the same care and applying the same policies as it would exercise and apply if it owned the Purchased Receivables and shall act in the best interest of Buyer to maximize Collections and provided, further that following an Insolvency Event of an Account Debtor of Receivables purchased hereunder on or after the Trigger Date (or any other event that Buyer may assume the risk thereof in writing from time to time after the date hereof), Buyer shall be fully responsible for all costs and expenses incurred by Seller in connection herewith, which costs and expenses shall not be adjusted or setoff against Collections in any manner.

(b)                                 Seller will, on or prior to the initial Purchase Date, establish in its own name, the Collection Account.  Seller covenants and agrees (i) to send a notice to each Account Debtor substantially in the form attached hereto as Exhibit E instructing each Account Debtor to pay all amounts owing under the Receivables to the Collection Account, (ii) not to change such payment instructions while any Purchased Receivables remain outstanding, and (iii) to take any and all other reasonable actions, including actions requested by Buyer, to ensure that all amounts owing under the Receivables will be deposited exclusively to the Collection Account.

(c)                                  If Seller receives a misdirected payment of a Receivable from any Account Debtor, Seller will immediately notify Buyer and immediately (and in any event within two Business Days of receipt thereof) remit the funds to the Collection Account.

Until remitted, Seller will hold such funds in trust as Buyer’s exclusive property and safeguard such funds for the benefit of Buyer.

(d)                                 Seller, as servicer, shall be responsible for identifying, matching and reconciling any payments received in the Collection Account with the Receivable associated with such payment. If any payment is received in the Collection Account other than payments on the Receivables, such funds will immediately be forwarded to Seller, subject to receipt of evidence of payments details documenting that the payment is for transactions other than the Receivables and that no event under Section 5 exists. If any payment is received from an Account Debtor, and such payment is not identified or misidentified by such Account Debtor as relating to a particular Receivable and cannot otherwise be reasonably identified (e.g. by invoice amount) as relating to a particular Receivable or if Buyer determines that the reconciliation is otherwise defective within five Business Days of receipt thereof or Seller defaults in its obligations as servicer as set forth under this Section 4, such payment shall be applied first to the unpaid Purchased Receivables of such Account Debtor in chronological order (beginning with the oldest unpaid Purchased Receivable), and then to Receivables which have not been purchased hereunder, also in chronological order.

(e)                                  Based on the reconciliation information  provided to Buyer by Seller as servicer prior to 11am Pacific time under clause (d) above and other information available to Buyer, (1) Buyer will remit to Seller’s Account the same day, if the reconciliation is in order, (i) Collections on account of Receivables not purchased hereunder and (ii) all other collections received in the Collection Account and not relating to the Receivables, and (2) Buyer will retain for its own account from Collections on account of Purchased Receivables an amount up to the Discount of such Purchased Receivables and any amounts then owing to Buyer.

(f)                                    If Seller defaults in its obligations as servicer as set forth under this Section 4, Buyer may at any time thereafter (and shall, without requirement of notice to Seller or any other Person, upon a Material Adverse Change or an Insolvency Event of Seller or Parent) replace Seller as servicer (which replacement may be effectuated through the outplacement to a Person of all back office duties, including billing, collection and processing responsibilities, and access to all personnel, hardware and software utilized in connection with such responsibilities).

5.                                       Repurchase Events; Indemnities and Set-Off.

(a)                                  If any of the following events (“Events of Repurchase”) occurs and is continuing:

i.                                          any representation or warranty by Seller hereunder with respect to any of the Purchased Receivables is incorrect when made or deemed made and shall have an adverse effect on the ability to collect the Net Invoice Amount of such Purchased Receivables; or

ii.                                       If,

(1)                                  Seller fails to perform or observe any other term, covenant or agreement with respect to any of the Purchased Receivables and such failure shall have an adverse effect on the collectibility of the Net Invoice Amount of any Purchased Receivable;

(2)                                  Seller instructs an Account Debtor to pay to an account other than the Collection Account or if an Account Debtor makes repeated misdirected payments to Seller;

(3)                                  An Account Debtor asserts a Dispute with respect to any Purchased Receivable, or

(4)                                  Buyer does not receive all amounts owing with respect to a Purchased Receivable within 45 days of the Due Date thereof for any other reason, unless such non-payment with respect to Receivables purchased hereunder following the Trigger Date is the result of an Insolvency Event of an Account Debtor, then, Seller shall, at the time, in the manner and otherwise as hereinafter set forth, repurchase and pay for the affected part (or, if such misrepresentation, Dispute or failure to perform relates to more than 20% of such affected Purchased Receivables then outstanding, then, at Buyer’s discretion, all) of such Purchased Receivables then outstanding affected by such Event of Repurchase at Buyer’s option and demand.  The repurchase price for a Purchased Receivable shall be the amount equal to the Outstanding Purchase Amount relating thereto and shall be paid to the Collection Account in immediately available funds.  Any repurchase of a Purchased Receivable hereunder shall be without recourse to or warranty by Buyer.  Seller agrees that Buyer may set off against any unpaid obligation of Seller under this Section, as provided in subsection (d) below.  Amounts due hereunder shall accrue interest at the Refundable Discount Margin.

(b)                                 Seller hereby agrees to indemnify Buyer (together with its officers, directors, agents, representatives, shareholders, counsel, employees and lenders, each, an “Indemnified Party”) from and against any and all claims, losses and liabilities (including, without limitation, reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from any of the following: (i) the sale to Buyer of any Receivable which purports to be a Purchased Receivable as to which the representations and warranties made herein are not true and correct on the Purchase Date therefor; (ii) any other representation or warranty made or deemed made by Seller (or any of its officers) under or in connection with this Agreement which shall have been incorrect in any material respect when made; (iii) the failure by Seller or any Purchased Receivable to comply with any applicable law, rule or regulation; (iv) the failure to vest in Buyer a perfected security interest in each Purchased Receivable and the proceeds and Collections in respect thereof, free and clear of any liens or encumbrances of any kind or nature whatsoever; (v) any Dispute or any other claim resulting from the services or merchandise related to such Purchased Receivable or the furnishing or failure to furnish such services or merchandise or relating to collection activities with respect to such Purchased Receivable; provided, however, this clause (v) shall not be deemed to include any failure to pay arising out of any Insolvency Event of an Account Debtor, or (vi) the commingling by Seller of Collections at any time with other funds of Seller or any other Person; provided, however, with respect to Receivables purchased hereunder on and following the Trigger Date that in all events there shall be excluded from the foregoing indemnification any claims, losses or liabilities resulting solely from the gross negligence or willful misconduct of an Indemnified Party or as the result of an Insolvency Event of an Account Debtor.  Amounts due hereunder shall accrue interest at the Refundable Discount Margin.

(c)                                  Tax Indemnification.  Seller shall pay, and indemnify and hold Buyer harmless from and against, any taxes that may at any time be asserted in respect of the purchase transactions hereunder (including any sales, occupational, excise, personal property, privilege or license taxes, or any withholdings, but not including taxes imposed upon Buyer with respect to its overall net income) and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by Seller hereunder or otherwise.

(d)                                 Set-Off.  Seller further agrees that, if Seller fails to pay any amounts due under this Section 5 within three (3) Business Days after receipt of notice from Buyer of the occurrence of an Event of Repurchase, Seller hereby irrevocably instructs Buyer to set-off such amount against the Purchase Price of any Proposed Receivables to be purchased on or after such date or against any Collections.  Buyer may also set-off for unpaid amounts under this Section 5 against any other funds of Seller held by Buyer.  No act or consent of any nature whatsoever is required prior to the right of Buyer to exercise such right of set-off.

(e)                                  Collateral Security.  As collateral security for Seller’s existing and future obligations to repurchase and pay for Purchased Receivables as set forth in clause (a) above and indemnification obligations set forth in clauses (b) and (c) above, Seller hereby grants to Buyer a first priority lien on and security interest in, and the right of set-off against (1) the Collection Account and (2) all proceeds of the foregoing.

(f)                                    UCC.  The rights granted to Buyer hereunder are in addition to all other rights and remedies afforded to Buyer as a secured party under the UCC.

6.                                       Notices.  Unless otherwise provided herein, all communications by Seller or Buyer or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid, or by email) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telecopier (with confirmed receipt) to Seller or Buyer, as the case may be, at its address set forth below:

If to Seller:	UTStarcom, Inc.
1275 Harbor Bay Parkway

Alameda, CA 94502
Fax: (510) 864-8802
email: ksanfelipe@utstar.com
cc email: candace.hsu@utstar.com
Attention: Keith San Felipe, Treasurer

If to Buyer:	Citibank, N.A.
388 Greenwich Street, 25th Floor
New York, NY 10013
Fax: (212) 816-6290
email: Erik.Wanberg@citigroup.com
Attention: Erik Wanberg

Any Request, and any supporting documentation in connection herewith or therewith, such as copies of invoices, may be sent by Seller by fax or as a PDF file attachment to an email, and Buyer and Seller may otherwise communicate by email or fax.  Seller agrees that Buyer may presume the authenticity, genuineness, accuracy, completeness and due execution of any email or fax communication bearing a facsimile or scanned signature resembling a signature of an authorized Person of Seller without further verification or inquiry by Buyer.  Notwithstanding the foregoing, Buyer in its sole discretion may elect not to act or rely upon such a communication and shall be entitled (but not obligated) to make inquiries or require further Seller action to authenticate any such communication.

A Person may change the address at which it is to receive notices hereunder by written notice in the foregoing manner given to the other.

7.                                       Survival.  All covenants, representations and warranties made herein shall continue in full force and effect so long as any Purchased Receivables remain outstanding.  Seller’s obligations to indemnify Buyer with respect to the expenses, damages, losses, costs and liabilities shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Buyer have run.

8.                                       Expenses.  Seller shall reimburse Buyer for all reasonable costs (including reasonable attorneys’ fees and expenses) Buyer incurs in connection with the preparation and negotiation of this Agreement in excess of $10,000 and for the enforcement of its rights or indemnities hereunder.

9.                                       General Provisions.

This Agreement shall be governed by the laws of the State of New York, without giving effect to conflicts of law principles.  Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States sitting in the Borough of Manhattan, New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court located in the Borough of Manhattan.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of inconvenient forum to the maintenance of such action or proceeding in any such court.

This Agreement represents the final agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements with respect to such subject matter.  No provision of this Agreement may be amended or waived except by a writing signed by the parties hereto.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that Seller may not assign any of its rights hereunder without Buyer’s prior written consent, given in its sole discretion.

Buyer shall have the right to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in, Buyer’s rights, obligations and benefits hereunder; provided, that, at all times prior to an Event of Termination, Buyer shall provide Seller at least 30 days’ notice prior to any sale, transfer or assignment of Buyer’s obligations under this Agreement, such  sale, transfer or assignment shall be only to an Eligible Assignee and shall be subject to the prior consent of Seller, such consent to be provided in a timely fashion and not unreasonably withheld; and provided, further, that an assignment by Buyer to an Affiliate of Buyer shall not be subject to such prior notice and consent provisions.  Subject to the notice and consent provisions set forth above, from and after the effective date of any sale, transfer or assignment , the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned thereunder, shall have the rights, duties and obligations of a Buyer under this Agreement, the Performance Undertaking and related documents, and the assigning Buyer thereunder, to the extent of the interest so assigned, shall be released from its obligations under this Agreement and the other documents relating hereto.

Each provision of this Agreement shall be severable from every other provision hereof for the purpose of determining the legal enforceability of any specific provision.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.

BUYER AND SELLER IRREVOCABLY WAIVE ANY RIGHT THAT EITHER MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR

ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

UTSTARCOM PERSONAL COMMUNICATIONS LLC, Seller

By:	/s/ Keith San Felipe
Title:	Treasurer

CITIBANK, N.A., Buyer

By:	/s/ Keith R. Karako
Title:	Vice President

SCHEDULE I

Form of Request

[date]

Citibank, N.A.
388 Greenwich Street, 25th Floor
New York, NY 10013

Reference is hereby made to that certain Purchase Agreement, dated as of August 1, 2005, between UTSTARCOM PERSONAL COMMUNICATIONS LLC (“Seller”) and CITIBANK, N.A. (“Buyer”) (as it may be amended, modified or supplemented from time to time, the “Agreement”; terms not otherwise defined herein shall have the meanings set forth in the Agreement).

Pursuant to the terms of the Agreement, Seller hereby requests that Buyer purchase from Seller the Proposed Receivables listed on the Exhibit attached hereto with an aggregate Purchase Price of $                .

Seller represents and warrants that as of the date hereof, assuming the purchase of the Proposed Receivables pursuant to terms of the Agreement:

1.                                       Following the purchase of the Proposed Receivables set forth in this Request, the Outstanding Purchase Price does not exceed $100,000,000;

2.                                       Seller’s representations, warranties and covenants set forth in the Agreement are true and accurate in all material respects;

3.                                       No Event of Repurchase exists on such Purchase Date except for repurchases being effectuated on the date hereof by setoff by Buyer against the Purchase Price for the Proposed Receivables; and

4.                                       There has not been any Material Adverse Change in Seller or Account Debtor since the date of the last purchase under the Agreement.

5.                                       There has not been any Dispute with any Account Debtor of any Proposed Receivable or Purchased Receivable since the date of the last purchase under the Agreement that has not been disclosed to Buyer (and for which Buyer may establish a reserve, at its discretion, in an amount not exceeding the amount asserted in connection with such Dispute).

Upon acceptance by Buyer of this Request and payment of the Purchase Price, Buyer hereby purchases, and Seller hereby sells, all of Seller’s right, title and interest (but none of Seller’s obligations) with respect to the Proposed Receivables on the attached Exhibit as of the date hereof, and the Proposed Receivables shall become Purchased Receivables in the manner set forth in the Agreement.

UTSTARCOM PERSONAL COMMUNICATIONS LLC

By:
Title:

REQUEST ACCEPTED:
CITIBANK, N.A.

By:
Title:

EXHIBIT TO REQUEST

List of Accounts Receivable
Proposed for Sale as of                , 200

Customer	Invoice/Purchase Order Number	Invoice Amount	Shipment Date	Customer P.O. #	Due Date

CALCULATION OF PURCHASE PRICE FOR THE PROPOSED RECEIVABLES

Net Invoice Amount:	$
multiplied by Adjustment Percentage	95%

Adjusted Invoice Amount	$
Less: Discount	$

Purchase Price	$

CALCULATION OF MAXIMUM AMOUNT
Outstanding Purchase Price (without Proposed Receivables):	$
Purchase Price for Proposed Receivables:	$
Total Outstanding Purchase Price (not to exceed $100,000,000):	$

Schedule II

Account Debtors

II-1

Exhibit A

Certain Defined Terms

As used herein, the following terms shall have the following meanings:

“Account Debtor”:  The account debtors listed on Schedule II hereto, as such Schedule may be modified or supplemented from time to time, as approved by Buyer in writing in its sole and absolute discretion in good faith, exercised in a commercially reasonable manner and based solely on the creditworthiness of the subject Account Debtor; in furtherance of the foregoing, Buyer shall exclude from Schedule II with respect to future purchases an account debtor who is subject to an Insolvency Event, and may elect to exclude any account debtor from Schedule II with respect to future purchases, the Purchased Receivables of whom (i) have been subject to material repurchases under Section 5 of this Agreement, (ii) have been subject to material and ongoing Disputes, or (iii) are 45 days or more past due.  Buyer may also from time to time specify maximum Outstanding Purchase Price limits for certain Account Debtors in good faith, exercised in a commercially reasonable manner and based solely on the creditworthiness of the subject Account Debtor.

“Adjusted Invoice Amount”:  For Purchased Receivables on any Purchase Date, the aggregate Net Invoice Amount of such Purchased Receivables multiplied by the Adjustment Percentage as of such date.

“Adjustment Percentage”:  The Adjustment Percentage with respect to the amount paid by Buyer for the Purchased Receivables on a Purchase Date shall be the percentage mutually agreed upon by Buyer and Seller with respect to such Purchase Date, which as of the date hereof shall be 95%.

“Affiliate”:  As to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.  For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement”:  This Purchase Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Business Day”:  Any day that is not a Saturday, Sunday or other day on which banks in New York City are required or permitted to close.

“Buyer”:  The meaning set forth in the preamble.

“Change of Control”:  With respect to any Person, means any of the following:  following:  (a) the sale, lease or transfer of all or substantially all of the assets of such Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (b) the liquidation or dissolution of (or the adoption of a plan of liquidation by) such Person; or (c) the acquisition by any Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of more than 20% of the voting stock of such Person by way of merger or consolidation or otherwise.

“Collection Account”:  Account #[                     ] at Citibank, N.A., New York, New York, ABA #[                     ].

“Collection Date”:  With respect to any Purchased Receivables, the date of receipt into the Collection Account of Collections relating to such Purchased Receivables.  In the event that Collections relating to any Purchased Receivable are deposited into the Collection Account on more than one day, “Collection Date” shall be the date as of which all outstanding amounts relating to such Purchased Receivables have been deposited in or transferred to the Collection Account.

“Collections”:  With respect to any Receivable, all cash collections, checks (or availability of good funds), wire transfers, electronic funds transfers and other cash proceeds of such Receivable, deposited in or transferred, or to be deposited or transferred, to the Collection Account, including, without limitation, all cash proceeds thereof.

“Commitment Fee”:  The meaning set forth in Section 1(e).

“Control Agreement”:  The Deposit Account Control Agreement, dated the date hereof, among Buyer, Seller, and Citibank, N.A. in its capacity as depository institution, as such agreement may be amended, modified or supplemented from time to time by agreement of such parties.

“Discount”:  For any Purchase Receivable, an amount equal to:

DM  x                (AIA x Tenor/360)

in which

DM                           =                                         Discount Margin

AIA                        =                                         Adjusted Invoice Amount of such Purchased Receivable

Tenor                =                                         number of days from the Purchase Date of such Purchased Receivable to 45 days past the Due Date of such Purchased Receivable

“Discount Margin”:  The discount cost applied by Buyer to Purchased Receivables purchased on a Purchase Date, equal to (a) for any approved Account Debtor set forth in Schedule II herein as of the date hereof, (i) [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC] if the payment cycle is less than 75 days or (ii) [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC] if the payment cycle is 75 days or more, calculated on the basis of  the Adjusted Invoice Amount of such Purchased Receivables for the number of days between the date of discounting and 45 days past the Due Date and (b) for any other Account Debtor, as mutually agreed by Buyer and Seller.

“Dispute”:  Any dispute, discount, deduction, claim, offset, defense or counterclaim of any kind relating to the Purchased Receivables (other than a discount or adjustment granted with Buyer’s written approval), regardless of whether the same (i) is in an amount greater than, equal to or less than the Purchased Receivables concerned, (ii) is bona fide or not, or (iii) arises by reason of an act of God, civil strife, war, currency restrictions, foreign political restrictions or regulations or any other circumstance beyond the control of Seller or related Account Debtor.  In the absence of an Insolvency Event of an Account Debtor of Receivables purchased hereunder on and following the Trigger Date, any Purchased Receivables 45 days past due or more are deemed to have a Dispute and be subject to Section 5 herein; provided that the failure to make payment of a Purchased Receivable as a result of an Insolvency Event of an Account Debtor of Receivables purchased hereunder on and following the Trigger Date shall not be deemed a “Dispute” hereunder.

“Due Date”:  With respect to any Purchased Receivable, the last day that is set forth for timely payment in the invoice provided to the related Account Debtor.

“Eligible Assignee”:  A nationally recognized bank or financial institution that is experienced in receivables purchase transactions and possesses the financial ability to perform as a Buyer under this Agreement;

“Eligible Receivables”:  Receivables generated by Seller in the ordinary course of its business from the sale of telecommunication equipment to an Account Debtor.

“Employee Benefit Plan”:  any employee benefit plan within the meaning of §3(3) of ERISA maintained by Seller or any ERISA Affiliate, or with respect to which any of them have any liability.

“ERISA”:  the Employee Retirement Income Security Act of 194, as amended.

“ERISA Affiliate”:  any entity which is under common control with Seller within the meaning of ERISA or which is treated as a single employer with Seller under the Internal Revenue Code of 1986, as amended.

“Events of Repurchase”:  The meaning set forth in Section 5(a).

“Events of Termination”:  The meaning set forth in Exhibit F.

“GAAP”:  generally accepted accounting principles in the United States of America, applied on a consistent basis as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or the rules and regulations of the SEC and/or their respective successors and which are applied in the circumstances as of the date in question.

“Indemnified Amounts”:  The meaning set forth in Section 5(b).

“Indemnified Party”:  The meaning set forth in Section 5(b).

“Insolvency Event”:  With respect to any Person, such Person shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such Person shall take any action to authorize any of the actions set forth above in this definition; provided, that in the case of the inability of any Person to pay its debts as such debts become due arising by reason of currency restrictions or foreign political restrictions or regulations beyond the control of Seller or such Person, such event shall not be deemed an “Insolvency Event” hereunder.

“LIBOR”:  For any period, the LIBOR base rate quoted by Citibank N.A. and then in effect for such period; provided that for any period between 1 and 30 days LIBOR shall be based on a one-month period, for any period between 31 and 60 days LIBOR shall be based on a two-month period and for any period between 61 and 90 days LIBOR shall be based on a three-month period.

“Material Adverse Change”:  (x) As to Seller or Parent, an event that results or could likely result in (a) a material adverse change in (i) the business, condition (financial or otherwise), operations, relationships with any Account Debtor, performance, properties or prospects of Seller or Parent, (ii) the ability of Seller, as servicer or otherwise, to fulfill its obligations hereunder, or of Parent to fulfill its obligations under the Performance Undertaking, (b) the impairment of the validity or enforceability of, or the rights, remedies or benefits available to, Buyer under this Agreement or the Performance Undertaking, and (y) as to any Account Debtor, (i) a Change of Control of such Account Debtor, or (ii) a significant downgrade (meaning, (x) a full level downgrade of an “investment grade” account debtor from the level existing on the initial purchase of Receivables relating to such Account Debtor, (y) a downgrade of an “investment grade” account debtor below investment grade or (z) any downgrade of a non-”investment grade” account debtor) of the senior unsecured indebtedness of such Account Debtor by a nationally recognized rating agency.

“Net Invoice Amount”:  The amount of the applicable Purchased Receivable shown on the invoice for such Purchased Receivable as the total amount payable by the related Account Debtor (net of any discounts, credits or other allowances shown on such invoice).

“Outstanding Purchase Amount”:  (x) The aggregate amount of all Purchase Prices paid by Buyer with respect to the Purchased Receivables, plus the Discount Margin, minus (y) the aggregate amount of all collections with respect to the Purchased Receivables deposited into the Collection Account.

“Outstanding Purchase Price”:  (x) The aggregate amount of all Purchase Prices paid by Buyer with respect to the Purchased Receivables, minus (y) the aggregate amount of all collections with respect to the Purchased Receivables deposited into the Collection Account.

“Parent”:  UTStarcom, Inc., a Delaware corporation.

“PBGC”:  the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Performance Undertaking”:  The undertaking being executed and delivered by Parent to Buyer as of the date of this Agreement.

“Person”:  An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Proposed Receivables”:  With respect to any Purchase Date, the Eligible Receivables proposed by Seller to Buyer and described in a Request to be purchased on such Purchase Date.

“Purchase Commitment”:  $100,000,000.

“Purchase Date”:  Each date on which Buyer purchases Eligible Receivables.

“Purchase Price”:  With respect to any Purchased Receivables, equals (i) Adjusted Invoice Amount minus (ii) the Discount.

“Purchase Termination Date”:  The earlier of (x) a date 364 days from the date of this Agreement, which shall be July 27, 2006; provided, that such date shall be automatically extended for annual successive terms unless Seller or Buyer provides written notice to the other Person not less than 30 days prior to the expiration of such annual term, that such Person does not intend to extend the term of this Agreement, and (y) the occurrence of an Event of Termination; provided, further, that Seller may terminate this facility early upon written notice thereof to Buyer.

“Purchased Receivables”:  The meaning set forth in Section 1(a).

“Receivables”:  All accounts, instruments, documents, contract rights, general intangibles and chattel paper (as such terms are understood under the UCC), all tax refunds and proceeds of insurance, and all other forms of obligations owing to Seller by an Account Debtor, whether now existing or hereafter created that represent bona fide obligations of an Account Debtor arising out of Seller’s sale and delivery of goods and services, together with the Related Security with respect thereto, and with respect to each of the foregoing, all proceeds thereof.

“Reconciliation Report”:  With respect to any Purchased Receivables, a report detailing the reconciliation of the payments collected for such Purchased Receivables.

“Refundable Discount Margin”:  With respect to any Purchased Receivables, the portion of the Discount Margin applied by Buyer from the Collection Date to 45 days past the Due Date.

“Related Security:  With respect to any Receivable:

(i)                                     all of Seller’s interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable;

(ii)                                  all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to a contract related to such Receivable or otherwise, together with all financing statements signed by the related Account Debtor describing any collateral securing such Receivable;

(iii)                               all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the contract related to such Receivable or otherwise; and

(iv)                              all books, records and other information (including, without limitation. computer programs. tapes, discs, punch cards and data processing software) relating to such Receivable and the related Account Debtor.

“Request”:  The meaning set forth in Section 1(a).

“SEC”:  The Securities and Exchange Commission.

“Seller”:  The meaning set forth in the preamble.

“Seller’s Account”:  Seller’s account at [bank/address], ABA# [                     ], Account # [                   ], or such other bank account identified in writing by Seller to Buyer from time to time.

“Trigger Date”:  The date on which the conditions precedent set forth in Exhibit B (3) are satisfied.

“UCC”:  The Uniform Commercial Code in effect in the State of Delaware from time to time.

Exhibit B

Conditions Precedent

1.                                       Conditions Precedent for Facility Closing

The purchase of Proposed Receivables under this Agreement is subject to the conditions precedent that Buyer shall have received on or before such date the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to Buyer:

(a)                                  A duly executed Agreement.

(b)                                 A duly executed Performance Undertaking.

(c)                                  Proof of payment of the setup fee to Buyer.

2.                                       Conditions Precedent for Initial Purchase Date

The purchase of Proposed Receivables under the Agreement on the initial Purchase Date is subject to the conditions precedent that Buyer shall have received on or before such date the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to Buyer:

(a)                                  A certificate issued by the Secretary of State of the State of Delaware as to the legal existence and good standing of Seller and Parent.

(b)                                 Certified copies of Seller’s and Parent’s articles of organization and limited liability company agreement and certified copies of all documents evidencing necessary company action and governmental approvals, if any, with respect to the Agreement.

(c)                                  A certificate of the Secretary or Assistant Secretary of Seller and Parent certifying the names and true signatures of the incumbent officers of such entity authorized to sign the Agreement, each Request, the Performance Undertaking and any other documents to be delivered by it hereunder.

(d)                                 Acknowledgment or time-stamped receipt copies of proper financing statements (showing Seller as debtor and Buyer as secured party with respect to the grant by Seller of a first priority security interest to Buyer as contemplated by Section 5(e) of the Agreement) duly filed on or before the initial Purchase Date under the UCC.

(e)                                  Completed requests for information (UCC search results) dated within 20 days of the initial Purchase Date, and a schedule thereof listing all effective financing statements filed in the State of Delaware that name Seller as debtor, together with copies of all other financing statements filed against Seller and releases of, and acknowledgment copies of proper termination statements (Form UCC-3) necessary to

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evidence the release of all security interests, ownership and other rights of any Person previously granted by Seller in the Receivables.

(f)                                    (i) Favorable opinion of counsel to Seller in form and substance satisfactory to Buyer and (ii) favorable opinion of in-house counsel of Seller in form and substance satisfactory to Buyer.

(g)                                 Proof of payment of all reasonable attorneys’ fees and disbursements incurred by Buyer in excess of $10,000.

(h)                                 Evidence of establishment of the Collection Account.

(i)                                     A duly executed Control Agreement.

(j)                                     A copy of the duly executed notice from Seller substantially in the form attached hereto as Exhibit E instructing each Account Debtor to deposit all payments with respect to the Receivables solely into the Collection Account.

3.                                       Conditions Precedent for Trigger Date

The occurrence of the Trigger Date is subject to the following conditions precedent:

(a)                                  The Purchase Termination Date shall not have occurred.

(b)                                 Buyer shall have received a favorable opinion of counsel to Seller relating to the true sale nature of this Agreement, in form and substance satisfactory to Buyer.

(c)                                  Buyer shall have received acknowledgment or time-stamped receipt copies of proper financing statements (showing Seller as debtor/seller and Buyer as secured party/purchaser, and stating that the financing statements are being filed because UCC Section 9-109 does not distinguish between a sale and a secured loan for filing purposes) duly filed on or before the Trigger Date under the UCC.

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Exhibit C

Representations and Warranties

(a)                                  The receivable information contained on the exhibit to each Request is a true and correct list of the purchase order numbers, the invoice numbers, and the unpaid amounts due in respect thereof which comprise the Purchased Receivables on such Purchase Date.  Buyer has received true and correct copies of all the documentation relating to each of the Purchased Receivables.  None of the Purchased Receivables are currently evidenced by chattel paper or instruments.  Each of the Purchased Receivables is in full force and effect and is the valid and binding obligation of the related Account Debtor, enforceable in accordance with its terms, and constitutes such Account Debtor’s legal, valid and binding obligation to pay to Seller the amount of the Purchased Receivables, subject, as to enforcement of such Account Debtor’s payment obligation, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights.  Neither Seller nor the related Account Debtor is in default in the performance of any of the provisions of the documentation applicable to its transactions included within the Purchased Receivables.  Seller has delivered to the related Account Debtor all property or performed all services required to be so delivered or performed by the terms of the documentation giving rise to the Purchased Receivables.  The payments due with respect to each Purchased Receivable are not contingent upon Seller’s fulfillment of any further obligation.

(b)                                 Each Receivable included in a Request as a Proposed Receivable, as of the date of sale hereunder, is (i) an Eligible Receivable, and (ii) without the prior consent of Buyer, (x) the sale terms thereof does not exceed 90 days, and (iii) the Net Invoice Amount thereof is not less than $25,000.

(c)                                  Seller is the legal and beneficial owner of each Eligible Receivable free and clear of any lien, encumbrance or security interest; upon each purchase of a Purchased Receivable, Buyer shall acquire valid ownership of each Purchased Receivable and the collections with respect thereto prior to all other Persons.

(d)                                 Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

(e)                                  The execution, delivery and performance by Seller of the Agreement and the other documents to be delivered by Seller hereunder, (i) are within Seller’s limited liability company powers, (ii) have been duly authorized by all necessary limited liability company action, and (iii) do not contravene (1) Seller’s certificate of formation or limited liability company agreement, (2) any law, rule or regulation applicable to Seller, (3) any contractual restriction binding on or affecting Seller or its property, or (4) any order, writ, judgment, award, injunction or decree binding on or affecting Seller or its property.  The Agreement has been duly executed and delivered by Seller.  Seller has furnished (or will furnish prior to the initial Purchase Date) to Buyer

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a true, correct and complete copy of its certificate of formation and limited liability company agreement, including all amendments thereto.

(f)                                    No authorization or approval or other action by, and no notice to or filing with, any governmental entity is required for the due execution, delivery and performance by Seller of the Agreement or any other document to be delivered thereunder except for the filings or notices as may be necessary to perfect the security interest granted to Buyer pursuant to the Agreement.

(g)                                 The Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law).

(h)                                 As of the initial Purchase Date, all conditions precedent set forth in Exhibit B have been fulfilled or waived in writing by Buyer, and as of each Purchase Date, the respective conditions precedent set forth therein have been fulfilled or waived in writing by Buyer.

(i)                                     There is no pending or, to its knowledge, threatened action, proceeding, investigation or injunction, writ or restraining order affecting Seller, Parent or any of their affiliates before any court, governmental entity or arbitrator which could reasonably be expected to result in a Material Adverse Change, and Seller is not currently the subject of, and has no present intention of commencing, an insolvency proceeding or petition in bankruptcy.

(j)                                     Seller is in compliance in all material respects with the agreements and sale terms relating to the Purchased Receivables, and the Purchased Receivables, and the agreements and sale terms related thereto are not subject to any defense or Dispute or any offset, counterclaim or other defense, whether arising out of the transactions contemplated by the Agreement or independently thereof.  No effective financing statement or other instrument similar in effect covering any Receivable is on file in any recording office, except those filed in favor of Buyer relating to the Agreement, and no competing notice or notice inconsistent with the transactions contemplated in the Agreement remains in effect with respect to any Account Debtor.

(k)                                  The Purchased Receivables are denominated and payable only in United States dollars in the United States.

(l)                                     Seller has not changed its principal place of business or chief executive office in the last five years.

(m)                               There exists no event of Material Adverse Change.

(n)                                 Seller’s assets are free and clear of any liens in favor of any taxing authority, any Employee Benefit Plan or the PBGC other than inchoate tax liens.

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Exhibit D

Covenants

Until the later of the termination of the Agreement and the date that the Outstanding Purchase Amount equals zero:

(a)                                  Company Existence.  Seller will comply in all material respects with all material applicable laws, rules, regulations and orders and preserve and maintain its company existence, rights, franchises, qualifications, and privileges.  Seller will keep its state of formation as the State of  Delaware and principal place of business and chief executive office and the office where it keeps its records concerning the Receivables at the address set forth in Section 6 of the Agreement or, upon 30 days’ prior written notice to Buyer, at any other locations in jurisdictions where all actions reasonably requested by Seller or otherwise necessary to protect, perfect and maintain Buyer’s security interest in the Receivables have been taken and completed.

(b)                                 Books and Records.  Seller shall keep its books and accounts in accordance with GAAP and, at all times following the Trigger Date, shall make a notation on its books and records, including any computer files, to indicate which Receivables have been sold to Buyer.  Seller shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for collecting all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all collections of and adjustments to each existing Purchased Receivable).

(c)                                  True Sale.  On and after the Trigger Date, Seller shall treat each sale of Purchased Receivables hereunder as a sale for federal and state income tax, reporting and accounting purposes.

(d)                                 Sales, Liens and Debt.  Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any lien, encumbrance or security interest upon or with respect to, the Receivables or upon or with respect to any account to which any collections of any Receivable are sent, or assign any right to receive income in respect thereof except the security interests in favor of Buyer.

(e)                                  Extension or Amendment of Receivables.  Seller shall not amend or extend the payment terms under any Purchased Receivables, unless approved in advance by Buyer, and shall not otherwise waive or permit or agree to any deviation from the terms or conditions of any Purchased Receivable except in accordance with prior and prudent business practices.

(f)                                    Audits and Visits.  Seller will, at any time and from time to time during regular business hours as requested by Buyer, permit Buyer, or its agents or representatives, upon reasonable notice, (i) on a confidential basis, to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in its possession or under its control relating to Receivables including, without limitation, the related contracts, and (ii) to visit its offices and properties for the purpose of examining and auditing such materials described in clause (i) above, and to discuss matters relating to Receivables or its performance hereunder or under the related contracts with any of its officers or employees having knowledge of such matters.

(g)                                 Reporting Requirements.  Seller will provide to Buyer (in multiple copies, if requested by Buyer) the following:

i.                                          as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Seller and Parent, consolidated balance sheets of Parent and its subsidiaries as of the end of such quarter and consolidated statements of income, cash flows and retained earnings of Parent and its subsidiaries for the period commencing at the beginning of the current fiscal year and ending with the end of such quarter, certified by the chief financial officer of Parent;

ii.                                       as soon as available and in any event within 90 days after the end of each fiscal year of Seller and Parent, a copy of the audited consolidated financial statements (together with explanatory notes thereon) and the auditor’s report letter for such year for Parent and its subsidiaries, containing financial statements for such year audited by independent public accountants of recognized standing;

iii.                                    promptly after the sending or filing thereof, if any, copies of all reports and registration statements that Parent or Seller thereof files with the SEC or any national securities exchange and official statements that Parent or Seller thereof files with respect to the issuance of tax-exempt indebtedness;

iv.                                   at least ten Business Days prior to any change in the Borrower’s name, a notice setting forth the new name and the proposed effective date thereof;

v.                                      on the first Business Day of each week (or on such other day of the week as may be mutually agreed upon by Buyer and Seller from time to time), invoices, Reconciliation Reports and aging and past due reports relating to the Purchased Receivables, together with such other data, reports and information relating to the Receivables requested by Buyer from time to time;

vi.                                   immediately (and in no event later than one Business Day following actual knowledge or receipt thereof), written notice in reasonable detail, of any lien, encumbrance or security interest asserted or claim made against a Receivable; and

vii.                                as soon as possible and in any event within five days after becoming aware of the occurrence thereof, written notice of any Material Adverse Change.

(h)                                 Further Instruments.  Seller shall, at its expense, promptly execute and deliver all further instruments and documents, and take all further action that Buyer may reasonably request, from time to time, in order to perfect, protect or more fully evidence the full and complete ownership and security interest in the Receivables, or to enable Buyer to exercise or enforce the rights of Buyer hereunder or under the Receivables.

(i)                                     Taxes.  Seller shall pay any and all taxes (including any sales, occupational, excise, personal property, privilege or license taxes, or any withholdings, but not including taxes imposed upon Buyer with respect to its overall net income) relating to the transactions contemplated under the Agreement, including but not limited to the sale, transfer and assignment of each Purchased Receivable; except for those taxes that Seller is contesting in good faith and for which adequate reserves have been taken.

(j)                                     Perform Terms.  Seller shall duly perform and comply with all terms under each contract relating to the Purchased Receivables and immediately inform Buyer of any breach or default by Seller or any Account Debtor of any of the terms thereof including, without limitation, the basis of any non-payment with respect to a Purchased Receivable.

(k)                                  Not Adversely Affect Buyer’s Rights.  Seller shall refrain from any act or omission which might in any way which might be reasonably expected to prejudice or limit Buyer’s rights under any of the Purchased Receivables or this Agreement.

(l)                                     Disclosures.  Seller will promptly disclose to the public such information as required pursuant to GAAP and in accordance with rules and regulations promulgated by the SEC under the Securities Exchange Act of 1934, as amended, including, without limitation, (i) the net effect of this Receivables sale transaction on its financial condition, (ii) the nature, amount and term of the material financial obligations incurred hereunder, and (iii) a description of events that may cause such an obligation to arise, increase or become accelerated.

Exhibit E

Form of Notice to Account Debtor

[Letterhead of Seller]

[Date]

[Name and Address
of Account Debtor]

Re:                              Change of Account and Address

To Whom it May Concern:

Please be advised that we are selling to Citibank, N.A. all of our existing and future receivables payable by you to us.  Accordingly, you are hereby directed to make all wire transfers and send all checks and other forms of payment directly to the following account:

Account #
ABA #
Confirm Phone Number:
Attention:

The foregoing directions shall apply to all existing receivables payable to us and (until further written notice) to all receivables arising in the future and may not be revoked except by a writing executed by Citibank, N.A.

Please acknowledge your receipt of this notice by signing the enclosed copy of this letter and returning it in the enclosed envelope.

Thank you for your cooperation in this matter.

UTSTARCOM PERSONAL COMMUNICATIONS LLC

By:
[Authorized Officer]

Receipt Acknowledged:
[Name of Account Debtor]

By:
Title:

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Exhibit F

Events of Termination

Each of the following shall be an “Event of Termination”:

(a)                                  Any representation or warranty (other than those representations and warranties  with respect to eligibility criteria of the Receivables, to the extent subject to the repurchase and indemnification provisions of Section 5 of the Agreement) made or deemed made by Seller under or in connection with the Agreement or any information or report delivered by Seller pursuant to the Agreement (other than  with respect to eligibility criteria of the Receivables, to the extent subject to the repurchase and indemnification provisions of Section 5 of the Agreement) shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, and shall remain incorrect or untrue for 10 days after written notice thereof shall have been given to Seller or Parent by Buyer.

(b)                                 Seller or Parent fails to perform or observe any term, covenant or agreement contained in the Agreement or the Performance Undertaking on its part to be performed or observed and any such failure shall remain unremedied for ten days (and with respect to payment obligations, two Business Days) after written notice thereof shall have been given to Seller or Parent by Buyer.

(c)                                  Seller or Parent shall fail to pay any principal of or premium or interest on any of its indebtedness for borrowed money in a principal amount in excess of $10,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or a voluntary prepayment), in each case prior to the stated maturity thereof.

(d)                                 Any purchase of Receivables pursuant to the Agreement shall for any reason fail or cease to create or fail or cease to be a valid and perfected security interest (or, following the Trigger Date, ownership interest) in such Purchased Receivables and the Collections with respect thereto free and clear of all Liens (other than permitted Liens) unless such Purchased Receivables (or portion thereof) are repurchased in the manner set forth in Section 5(a), or the indemnification payment is made to Buyer in the manner set forth in Section 5(b) within five Business Days following demand therefor, or any material provision of this Agreement or the Performance Undertaking shall for any reason cease to be valid and binding on Seller or Parent, or Seller or Parent shall so state in writing

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(e)                                  Seller or Parent shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Seller or Parent seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur; or Seller or Parent shall take any action to authorize any of the actions set forth above in this paragraph (e).

(f)                                    Seller or Parent shall have consummated, or shall have entered into any transaction or agreement which shall result or be intended to result in any Change of Control; or a Change of Control occurs.

If an Event of Termination shall occur and be continuing, Buyer may, by notice to Seller, declare the Purchase Termination Date to have occurred, except with respect to an Event of Termination arising as a result of clause (e) of this Exhibit F, in which case the Purchase Termination Date shall be deemed to have occurred automatically and without notice.  Upon any such declaration, Buyer shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

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